                                                                    EXHIBIT 4.01


            This Subordinated Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Subordinated Note is not exchangeable for Subordinated Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Subordinated Note (other than a transfer of this Subordinated Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

            Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the "Depository"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


                                 CITIGROUP INC.
                  7.250% SUBORDINATED NOTES DUE OCTOBER 1, 2010
REGISTERED                                                            REGISTERED

                                                              CUSIP: 172967 AZ 4
                                                              ISIN: US172967AZ49
                                                          Common Code: 011888305

No. R 0001                                                          $_00,000,000

            CITIGROUP INC., a Delaware corporation (the "Company", which term includes any successor Person under the Indenture), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $_00,000,000 on October 1, 2010 and to pay interest thereon from and including October 11, 2000 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 of each year, commencing April 1, 2001, at the rate of 7.250% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Subordinated
Note is registered at the close of business on the Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business
Day) next preceding such Interest Payment Date.

            Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such Record Date and may either be paid to the Person in whose name this Subordinated Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than five days prior to the date of payment of such defaulted interest, notice whereof shall be given to holders of Subordinated Notes of this series not less than 15 days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Subordinated Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

            Interest hereon will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

            If either a date for payment of principal or interest on the Subordinated Notes or the Maturity of the Subordinated Notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the Subordinated Notes or the Maturity of the Subordinated Notes. For these purposes, "Business Day" means any day which is a day on which commercial banks settle payments and are open for general business in The City of New York.

            Payment of the principal of and interest on this Subordinated Note will be made at the office or agency of the Trustee maintained for that purpose in The City of New York.

            Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Subordinated Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


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


            IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  October 11, 2000

                                 CITIGROUP INC.


                                 By:
                                    ---------------------------------
                                 Title:  Deputy Treasurer


ATTEST:

By:
   -------------------
Assistant Secretary


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


            This is one of the Subordinated Notes of the series issued under the within-mentioned Indenture.

Dated:  October 11, 2000
                             BANK ONE TRUST COMPANY, N.A.,
                             as Trustee


                             By:
                                ---------------------------------
                                Name:
                                Title:


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


            This Subordinated Note is one of a duly authorized issue of Securities of the Company (the "Subordinated Notes"), issued and to be issued in one or more series under the Indenture, dated as of July 17, 1998 (as amended and supplemented to date, the "Indenture"), between the Company and Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago), as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. This Subordinated Note is one of the series designated on the face hereof, initially issued in the aggregate principal amount of $3,000,000,000.

            The Company covenants and agrees that the indebtedness evidenced by the Subordinated Notes is subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) to the extent provided in the Indenture, and each holder of Subordinated Notes, by his or her acceptance thereof, likewise covenants and agrees to the subordination provided in the Indenture (including Article Fourteen thereof) and shall be bound by the provisions thereof.

            In the event that the Company shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable after any applicable grace period, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on the indebtedness evidenced by the Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Notes, except that holders of Subordinated Notes may receive and retain (x) securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and (y) payments made from a defeasance trust created pursuant to Article Eleven of the Indenture.

            (c)   In the event of:

                  (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property,

                  (ii) any proceeding for liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

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

                  (iii) any assignment by the Company for the benefit of
            creditors, or

                  (iv)  any other marshalling of the assets of the Company,

all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any Holder of any of the Subordinated Notes on account thereof (except as provided in the next sentence). Any payment or distribution, whether in cash, securities or other property (other than (x) securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and (y) payments made from a defeasance trust created pursuant to Article Eleven of the Indenture), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Subordinated Notes shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full.

                  If an event of default (as defined in the Indenture) with respect to Subordinated Notes of this series shall occur and be continuing, the principal of the Subordinated Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

                  The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Subordinated Note upon compliance by the Company with certain conditions set forth in Article Eleven thereof, which provisions apply to this Subordinated Note.

                  The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of Securities, to establish, among other things, the form and terms of any series of Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than a majority of the principal amount of Securities at the time Outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of Securities of such series to be affected, provided that no such modification shall, without the consent of the holder of each Outstanding Security so affected, (x) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium thereon, or change any place of payment where, or the coin or currency in which any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption on or after the Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the Securities in a manner adverse to the Securityholders or (y) reduce the aforesaid percentage in principal amount of the Outstanding

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

Securities of any series, the consent of the holders of which is required for any supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Indenture, or (z) modify certain other provisions of the Indenture, as set forth in Section 13.02 of the Indenture.

                  No reference herein to the Indenture and no provision of this Subordinated Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note at the times, place and rate, and in the coin or currency, herein prescribed.

                  This Subordinated Note is a Global Security registered in the name of a nominee of the Depository. This Subordinated Note is exchangeable for Subordinated Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Subordinated Notes in certificated form, this Subordinated Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

                  The Subordinated Notes represented by this Global Security are exchangeable for definitive Subordinated Notes in certificated form of like tenor as such Subordinated Notes in denominations of $1,000 and integral multiples thereof only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Subordinated Notes or (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (iii) the Company in its sole discretion decides to allow the Subordinated Notes to be exchanged for definitive Subordinated Notes in registered form. Any Subordinated Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Subordinated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of definitive Subordinated Notes in certificated form is registrable in the register maintained by the Company in The City of New York for such purpose, upon surrender of the definitive Subordinated Note for registration of transfer at the office or agency of the registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar duly executed by, the holder thereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Subject to the foregoing, this Subordinated Note is not exchangeable, except for a Global Security or Global Securities of this issue of the same principal amount to be registered in the name of the Depository or its nominee.

                  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Prior to due presentment of this Subordinated Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in

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

whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

      The Company will pay additional amounts ("Additional Amounts") to the beneficial owner of any Subordinated Note that is a non-United States person in order to ensure that every net payment on such Subordinated Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a Subordinated Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Subordinated Note.

      The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (12) below.

      (1) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:
            (a) having a relationship with the United States as a citizen, resident or otherwise;
            (b)   having had such a relationship in the past or
            (c)   being considered as having had such a relationship.

      (2) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:
            (a) being treated as present in or engaged in a trade or business in the United States;
            (b) being treated as having been present in or engaged in a trade or business in the United States in the past or
            (c) having or having had a permanent establishment in the United States.

      (3) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:
            (a)   personal holding company;
            (b)   foreign personal holding company;
            (c) foreign private foundation or other foreign tax-exempt organization;
            (d)   passive foreign investment company;
            (e)   controlled foreign corporation or
            (f) corporation which has accumulated earnings to avoid United States federal income tax.

      (4) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote.

For purposes of item (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

      (5) Additional Amounts will not be payable to any beneficial owner of a Subordinated Note that is a:
            (a)   fiduciary;
            (b)   partnership;
            (c)   limited liability company or
            (d)   other fiscally transparent entity
            or that is not the sole beneficial owner of the Subordinated Note, or any portion of the Subordinated Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

      (6) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

      (7) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Subordinated Note by the Company or a paying agent.

      (8) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

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

      (9) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Subordinated Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

      (10) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any:
            (a)   estate tax;
            (b)   inheritance tax;
            (c)   gift tax;
            (d)   sales tax;
            (e)   excise tax;
            (f)   transfer tax;
            (g)   wealth tax;
            (h)   personal property tax or
            (i)   any similar tax, assessment or other governmental charge.

      (11) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Subordinated Note if such payment can be made without such withholding by any other paying agent.

      (12) Additional Amounts will not be payable if a payment on a Subordinated Note is reduced as a result of any combination of items
            (1) through (11) above.

      Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

      As used in this Subordinated Note, "United States person" means:
      (a)   any individual who is a citizen or resident of the United States;
      (b) any corporation, partnership or other entity created or organized in or under the laws of the United States;
      (c) any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and
      (d) any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

      Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, including the States and the District of Columbia, its territories, its possessions and other areas within its jurisdiction.

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      Except as provided below, the Subordinated Notes may not be redeemed prior to maturity.

      (1)   The Company may, at its option, redeem the Subordinated Notes if:
            (a) the Company becomes or will become obligated to pay Additional Amounts as described above;
            (b) the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after October 3, 2000 and
            (c) the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Subordinated Notes or taking any action that would entail a material cost to the Company.

      (2) The Company may also redeem the Subordinated Notes, at its option, if:
            (a) any act is taken by a taxing authority of the United States on or after October 3, 2000, whether or not such act is taken in relation to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;
            (b) the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Subordinated Notes or taking any action that would entail a material cost to the Company and
            (c) the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described under above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Subordinated Notes pursuant to their terms.

Any redemption of the Subordinated Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Subordinated Notes Outstanding plus accrued interest thereon to the date of redemption. Holders shall be given not less than 30 days nor more than 60 days prior notice by the Trustee of the date fixed for such redemption.

            All terms used in this Subordinated Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Subordinated Notes are governed by the laws of the State of New York.


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